Exhibit 10.7
Memorandum of Agreement
This memo shall serve as a memorandum of agreement between Agassiz Energy, LLC and Donald Sargeant. It agreed that Mr. Sargeant shall serve as Project Coordinator for Agassiz Energy as the Company conducts a feasibility study, business plan; equity drive, and plant construction.
During November and December in 2004 and January 2005 he shall be compensated for his services at $4500 per month. Beginning in February 2005, he shall receive $50 per hour plus expenses. Mr. Sargeant shall have the opportunity to purchase 20,000 units before the end of March, 2006.

/s/ Larry Altringer	/s/ Donald Sargeant
Agassiz Energy	Donald Sargeant
Treasurer	Consultant

March 27, 2006	March 27, 2006

Date	Date
510 County Road 71, Crookston, MN 56716 • 218.281.8442 • 281.281.8052 Fax • www.agassizenergy.com